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                                                                   Exhibit 10.11



                           CHANGE-IN-CONTROL AGREEMENT

                  AGREEMENT, made and entered into as of the 10th day of August 2001 by and between MasterCard International Incorporated, a Delaware corporation, (the "Company") and Robert W. Selander (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Executive is a key employee of the Company; and

                  WHEREAS, the Company and the Executive have entered into an Employment Agreement simultaneously herewith (such agreement, as amended from time to time, being hereinafter referred to as the "Employment Agreement"); and

                  WHEREAS, the Company desires to enter into this agreement ("Agreement") with the Executive providing for, among other things, (i) upon a Change-in-Control (as hereinafter defined) the acceleration of vesting of certain benefits which would not have otherwise been vested and (ii) certain payments to the Executive and the continuation of certain of the Executive's benefits if the Executive's employment terminates in connection with a Change-in-Control, subject to the terms and conditions specified herein;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties agree as follows:

1.       TERM

                  This Agreement shall become effective immediately (the "Effective Date").

2.       TERMINATION OF EXECUTIVE'S EMPLOYMENT PRIOR TO OR FOLLOWING A
         CHANGE-IN-CONTROL

                  (a) If the Executive's employment or full-time employment, as applicable, is terminated by the Company or any of its subsidiaries or by the Company's successor without Cause (as hereinafter defined), or the Executive terminates his employment or full-time employment, as applicable, with the Company or any of its subsidiaries or with the Company's successor for Good Reason (as hereinafter defined), and such termination occurs within six months preceding, or within two years following, a Change-in-Control, the Executive shall be entitled to receive a Change-in-Control Payment (as hereinafter defined).

                  (b) Notwithstanding the foregoing, the Executive shall not be entitled to receive the Change-in-Control Payment if any of the Circumstances of Ineligibility (as hereinafter defined) apply to the Executive.

                  (c) "CHANGE-IN-CONTROL PAYMENT" means the product of (i) three times (ii) the sum of (x) the Executive's annual base salary at the time of the termination of the Executive's
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employment (or, in the case of a termination of employment by the Executive for
Good Reason based on a reduction of the Executive's annual base salary, the annual base salary in effect immediately prior to such reduction) plus (y) an amount equivalent to the average annual incentive bonus received by the Executive with respect to the prior three years of Executive's employment by the Company (the "Average Bonus Payment").

                  (d) "CHANGE-IN-CONTROL" means:

                  (i) as long as the Company is a non-stock membership corporation, or any of its affiliates is a private share corporation, if (a) at any time three members have become entitled to cast at least 45 percent of the votes eligible to be cast by all the members of the Company (or all shareholders of such private share corporation) on any issue, (b) at any time, a plan or agreement is approved by the members or shareholders, as the case may be, to sell, transfer assign, lease or exchange substantially all of the Company's or such private share corporation's assets, or (c) at any time, a plan is approved by the members of the Company or the shareholders of such private share corporation for the sale or liquidation of the Company or such private share corporation. The foregoing notwithstanding, a reorganization in which the members continue to have all of the ownership rights in the continuing entity shall not in and of itself be deemed a "Change in Control" under (b) and/or (c), and a reorganization to convert the Company from a membership to a stock company or a transaction resulting in the integration of Europay and MasterCard shall not in and of itself constitute a "Change in Control";

                  (ii) if the Company becomes a stock corporation, the approval by its stockholders of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock would be converted into cash, securities or other property, other than a merger in which the holders of stock immediately prior to the merger will have the same proportionate ownership interest (i.e., still own 100% of total) of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company, or (c) adoption of any plan or proposal for the liquidation or dissolution of the Company;

                  (iii) any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a subsidiary or employee benefit plan or trust maintained by the Company or any of its subsidiaries, becoming (together with its "affiliates" and "associates", as defined in Rule 12b-2 under the Exchange Act) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than twenty-five percent (25%) of the stock outstanding at the time, without the prior approval of the Board; or

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                  (iv) a majority of the voting directors proposed on a slate for election by members are rejected by a vote of such members.]

                  (e) "CAUSE" shall mean:

                  (i) the willful failure by the Executive to perform his duties or responsibilities (other than due to Disability);

                  (ii) the Executive's having been convicted of, or entered a plea of guilty or nolo contendere to any crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;

                  (iii) the material breach by the Executive of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or

                  (iv) the breach by the Executive of the Code of Conduct, any material provision of this Agreement or the Employment Agreement, or any material provision of the following Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporate information security, antitrust/competition law, foreign corrupt practices act and other Company policies approved by the Executive adopted after the date of this Agreement that the Company notifies Executive are to be included in this Paragraph.

                  (f) "GOOD REASON" means the occurrence of any of the following without the prior written consent of the Executive:

                  (i) removal from the principal position held by the Executive with the Company on the Effective Date;

                  (ii) a reduction in the Executive's annual base salary from that in effect on the Effective Date (or any greater salary that the Executive is subsequently entitled to);

                  (iii) the relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment (unless such relocation does not increase the Executive's commute by more than twenty (20) miles) except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations as of such day; or

                  (iv) the failure by the Company to obtain an agreement from any successor to assume and agree to perform this Agreement or the Employment Agreement.

                  (g) "CIRCUMSTANCES OF INELIGIBILITY" means any one or more of the following circumstances:

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                  (i) Death, Disability or Voluntary Termination. If the
                  Executive is terminated due to death or Disability (as defined in the long term group disability plan in effect at the Company at the time of disability) or if the Executive elects to voluntarily terminate his employment, including, but not limited to, a termination due to retirement, with the Company or a successor, the Executive shall not be eligible to receive the Change-in-Control Payment; provided, however, that termination of employment by the Executive for Good Reason shall not constitute a Circumstance of Ineligibility.

                  (ii) Termination for Cause. If the Executive's employment with the Company or a successor is terminated for Cause, at any time preceding or following a Change-in-Control, the Executive shall not be eligible to receive the Change-in-Control Payment. The Executive's employment may be terminated for "Cause" as defined in paragraph 2(e) above, by the Company, upon the authority of the Company's Board of Directors, effective not less than fourteen (14) days after the giving by the Company to the Executive written notice of such termination for "Cause" ("Notice of Termination for Cause"). The Company's Notice of Termination For Cause shall state the date of termination and the basis for the Company's determination that the Executive's actions establish Cause hereunder. Upon the Executive's receipt of a Notice of Termination For Cause, the Executive may, prior to the date of termination set forth therein, seek to cure any conduct identified in the Notice of Termination For Cause as establishing Cause (to the extent susceptible to cure) and shall, upon his written request, be accorded the right to address the Board of Directors, with or without counsel to the Executive present at the Executive's option, for the purpose of responding to the Notice of Termination For Cause. Following such meeting between the Executive and the Board of Directors, if the Board of Directors does not withdraw or modify the Notice of Termination For Cause, the Executive's employment shall terminate on the date of termination stated in the Notice of Termination For Cause.

                  (iii) Failure to Give Notice of Termination for Good Reason. The Executive's employment or full-time employment, as applicable, may be terminated for "Good Reason" as defined in paragraph 2(f) above, by the Executive, effective ninety (90) days after the giving of written notice to the Company of the grounds for termination for Good Reason by the Executive, which grounds, as specified by the Executive, have not been cured by the Company during such ninety (90) day period. The Company may, in its sole discretion, waive the ninety (90) day notice required to be given by the Executive. Unless waived by the Company, failure by the Executive to give notice of termination for Good Reason in compliance with this paragraph, shall render the Executive ineligible to receive the Change-in-Control Payment.

3.       TIME OF PAYMENT OF CHANGE-IN-CONTROL PAYMENT

                  Subject to the Executive's execution of a Separation Agreement and Release of all claims related to the Executive's employment or the termination thereof, in the form attached hereto, other than any modifications which may be required to effectuate such release based

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upon any changes in law, and subject to Paragraph 7(e) below, the
Change-in-Control Payment (if any) shall be paid to the Executive in cash in seventy-two (72) equal bi-monthly installments payable in accordance with the Company's regular payroll practices, beginning following the later of (i) the date of the termination of the Executive's employment with the Company or the successor to the Company or (ii) the date of the Change-in-Control (the "Change-in-Control Payment Period"). Notwithstanding the foregoing, in the event the Change-in-Control Payment Period would otherwise terminate prior to the date on which the Executive attains the age of fifty-five (55), the Company shall recalculate the Change-in-Control Payment payable during the Change-in-Control Payment Period and pay to the Executive as an employee on the Company's payroll, on an approved leave of absence (which shall not be deemed to be full-time employment), an amount equal to the Change-in-Control Payment payable to the Executive during the Change-in-Control Payment Period, divided into equal installments, payable in accordance with the Company's regular payroll practices, beginning with the first payroll period of such Change-in-Control Payment Period and ending with the first payroll period after the date the Executive attains the age of fifty-five (55) (the "Recalculated Change-in-Control Payment Period"). In all events, the Change-in-Control Payment shall be paid to the Executive for that portion of the Change-in-Control Payment Period prior to the date the Executive attains the age of fifty-five (55) as an employee on the Company's payroll on an approved leave of absence. At the conclusion of the Executive's approved leave of absence, the Executive's employment shall terminate and the Executive or, if applicable, an authorized representative of the Executive's estate, shall execute a Separation Agreement and Release in the form attached hereto, other than modifications which may be required to effectuate such release based upon any changes in the law, covering the period of the Executive's approved leave of absence. The Executive agrees to make himself available to consult with the Company during the approved leave of absence period, at reasonable times and with reasonable notice as may be requested by the Company from time to time. In the event that the Executive dies prior to receipt of the entire Change-in-Control Payment due hereunder, any remaining portion of the Change-in-Control Payment due to the Executive under this Paragraph 3 shall be paid to the Executive's estate.


4.       ACCELERATION OF VESTING OF CERTAIN EMPLOYEE BENEFITS AND INCENTIVE
         COMPENSATION

                  Upon the occurrence of a Change-in-Control, there shall occur:

                  (i) full and immediate acceleration of vesting of all unvested performance units under the Executive Incentive Plan with the amount based upon the assumption that the Company has achieved a performance score of one hundred (100%) percent for all grants awarded under such plan; provided, however, if the Executive's employment is terminated in accordance with paragraph 2(a) above, the amount of such units shall be increased based upon the assumption that the Company has achieved a performance score of one hundred twenty-five (125%) percent for all grants awarded under the such Plan;

                  (ii) full and immediate vesting of all unvested share units under the Value Appreciation Plan;

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                  (iii) full and immediate vesting of all outstanding annuity contracts under the Annuity Bonus Program and the Executive shall receive an additional adjusted annuity bonus if his termination of employment or full-time employment, as applicable, occurs before the end of a calendar year to reflect the portion of the year completed unless the annuity bonuses have already been approved for such calendar year, in which case, the Executive shall receive the approved annuity bonus for such calendar year;

                  (iv) full and immediate vesting of the annual benefit under the MasterCard International Supplemental Executive Retirement Plan (the "SERP"). The Executive's benefit under the SERP shall be calculated based upon the assumption that the Executive has attained age 60; and

                  (v) full and immediate vesting under the Special Awards Plan.

5.       CONTINUATION OF EXECUTIVE WELFARE BENEFITS

                  Notwithstanding anything contained herein to the contrary, if the Executive is entitled to receive the Change-in-Control Payment:

                  (a) subject to the Executive's execution of Separation Agreement(s) and Release(s), as set forth in Paragraph 3, above, payment on the Executive's behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), for a period equivalent to the Change-in-Control Payment Period (as may be reduced by the Executive in accordance with the terms of Paragraph 7(e), below) or eighteen
(18) months (twenty-nine (29) months if the Executive is now disabled or determined to be disabled under the Social Security Act within the first sixty
(60) days of the continuation period) following the date of the termination of the Executive's employment, whichever is shorter; provided, however, such coverage shall not be provided if during such period the Executive is or becomes ineligible under the provisions of COBRA for continuing coverage or the Executive becomes eligible for medical coverage under Paragraph 5(c) below or any Company retirement plan. The Executive agrees that in consideration of the payment of cost of COBRA coverage to execute all necessary documentation acknowledging proper COBRA Notice and coverage;

                  (b) subject to the Executive's execution of Separation Agreement(s) and Release(s) as set forth in Paragraph 3, above, outplacement services, to be provided by a firm selected by the Company, at a level generally made available to senior executives of the Company for the shorter of the Change-in-Control Payment Period or the period he remains unemployed;

                  (c) participation in the Company's health plan, individual life insurance plan and individual disability benefit plan for the duration of any approved leave of absence then granted to the Executive, provided that the Executive waives in writing any and all rights to future participation and accrual of benefits under any qualified employee pension benefit plan of the Company as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and any Group Disability Plans;

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                  (d) such other benefits to which the Executive is expressly entitled following the termination of the Executive's employment by the Company without Cause or by the Executive with Good Reason, upon the termination of the Executive's approved leave of absence, as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the MasterCard International Incorporated Severance Plan); and

6.       LIMITATION ON PAYMENTS; GROSS-UP PAYMENT

                  (a) If any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon as practicable following the Change in Control (but in any event not later than the later of (1) thirty (30) days following the Executive's termination of employment or (2) thirty (30) days following the Change in Control), such additional amounts (the "Gross-Up Payment") such that the net amount retained by the Executive, taking into account the Gross-Up Payment, and after deduction of any federal, state and local income and employment taxes and Excise Taxes, shall be equal to the Excise Tax on such Gross-Up Payment and the Total Payments (calculated on a hypothetical basis by taking into account the provisions of paragraphs (b) and
(c) hereof). Notwithstanding the above, if it is determined that the Excise Tax (without regard to paragraph (c) hereof) would cause the net after-tax Total Payments to be paid to or on behalf of the Executive to be less than what he would have netted, after federal, state and local income taxes without taking into account any Gross-Up Payment, had the present value of his Total Payments equaled $1 less than three times his base amount, as defined under Section 280G(b)(3)(A) of the Code, then such Executive's Total Payments shall be reduced (but not below the minimum possible amount), so that no portion of the Total Payments is subject to the Excise Tax (without regard to paragraph (c) hereof).

                  (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code,
(ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in
Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive

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shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence or place of employment under which such amounts are subject to taxation, whichever is greater, in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (c) For the purpose of determining the hypothetical calculation of Excise Tax on the Total Payments under paragraph (a) and (d) hereunder, the Executive's base amount shall be determined by including in his gross income (for the taxable year in which such amounts would have been so included in the absence of the deferral hereinafter described), all compensation amounts the payment of which has been deferred by the Executive, but only to the extent such amounts have not been included in Executive's gross income prior to the calendar year in which the Change in Control occurs.

                  (d) In the event that the Excise Tax (calculated on a hypothetical basis by taking into account the provisions of paragraph (c) hereof) is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. In the event that the Excise Tax (calculated on a hypothetical basis by taking into account the provisions of paragraph (c) hereof) is determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company within five (5) business days following the time that such difference is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to such Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in such Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment less any federal, state and local income and employment taxes actually paid by the Executive on such interest. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for any Excise Tax with respect to the Total Payments.

7. ACKNOWLEDGEMENTS; CONFIDENTIAL INFORMATION; COMPETITIVE ACTIVITIES; NON SOLICITATION.

                  (a) The Executive acknowledges as follows:

                  (i) The Company is in the payments industry and provides such services both nationally and internationally without limitation to any geographic area.

                  (ii) Since the Company would suffer irreparable harm if the Executive left the Company's employ and solicited employees of the Company or otherwise interfered with

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                  business relationships of the Company, it is reasonable to protect the Company against such activities by the Executive for a limited period of time after the Executive leaves the Company.

                  (iii) The covenants contained in Paragraphs 7(b), (c) and (d) below are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on the Executive and the public. The purpose and effect of the covenants simply are to protect the Company for a limited period of time from unfair competition by the Executive.

                  (b) For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Company, including, without limitation, all trade secrets, know how and other information generally retained on a confidential basis by the Company concerning its designs, software codes and specifications, formulae, processes, inventions and discoveries, business plans, pricing, product plans and the identities of, and the nature of the Company's dealings with, its members, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute "Company Confidential Information." The Executive acknowledges that he will from time to time have access to and obtain knowledge of certain Company Confidential Information, and that improper use or revelation thereof by the Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Company. Accordingly, the Executive agrees that he will forever keep secret and inviolate all Company Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Company Confidential Information to any other person. If the Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Company Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph. In any event, the Executive may furnish only that portion of the Company Confidential Information which the Executive is advised by legal counsel is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Company Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term "Company Confidential Information" does not include any information which at the time of disclosure or thereafter is generally available to and known by the public, other then as a result of a disclosure directly or indirectly by the Executive.

                  (c) In addition to the acknowledgments by the Executive set forth in Paragraph 7(a) above, the Executive acknowledges that the services provided for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Company with a competitive advantage. Accordingly, the Executive agrees that during the Term, and thereafter for the duration of the Change-in-Control Payment Period or the Recalculated Change-in-Control Payment Period, as applicable, the Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, executive, consultant, adviser or otherwise) will not, either directly or indirectly, for the Executive or any third party, engage or invest in any business or activity which is directly or indirectly in competition with any business

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or activity engaged in by the Company, including, but not limited to, any credit, charge, chip or debit card business or processor. For purposes of the preceding sentence, the Executive shall be deemed to be engaged in any business which any person for whom he shall perform services is engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from having a beneficial ownership interest of less than 3% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system. For the avoidance of doubt, the Company and Executive agree that Executive may perform services or engage in business activities for a MasterCard Member, without violating the provisions of this Paragraph, provided that Executive may not perform services or engage in business activities for a MasterCard Member that is party to a brand dedication agreement with VISA USA, VISA International, American Express, JCB, Discover, Diners Club, Carte Blanche or any other competitor of the Company, the term of which is two years or more.

                  (d) During the Term, and thereafter for the duration of the Change-in-Control Payment Period or the Recalculated Change-in-Control Payment Period, as applicable, the Executive shall not himself, or by assisting any other person to, directly or indirectly, (a) solicit, induce, recruit or encourage any other employee, agent, consultant or representative to leave the service of the Company for any reason, or (b) induce any member, customer, supplier or other person with whom the Company engaged in business, or to the knowledge of the Executive planned or proposed to engage in business, to terminate any commercial relationship with the Company or cease to accept or issue its products. Nothing herein contained shall be deemed to prohibit the Executive from hiring any employee, agent, consultant or representative of the Company who responds to a general, written solicitation in any form of media directed at the public in general.

                  (e) Notwithstanding the provisions of paragraphs 7(c) and 7(d) above, the Executive may at his election, reduce the payment period (thereby reducing the total payments required) under Paragraph 3 above to a period of not less than twelve (12) months by providing written notice to the Company of such election. In such case, the restrictions contained in Paragraphs 7(c) and 7(d) shall be in effect only for the duration of such reduced payment period and the Company's obligation to continue to provide any further payments with respect to any period subsequent to such reduced payment period under the terms of Paragraph 3 or provide any further benefits under the terms of Paragraph 5 shall cease. In the event that the Company determines, in good faith, that the Executive has breached his obligations under Paragraphs 7(b), 7(c) or 7(d), the Company shall be under no obligation to provide any further payments under the terms of Paragraph 3 or provide any further benefits otherwise due under Paragraphs 5 above, during the remainder of the payment period. In the event of a judicial determination that the Executive has breached his obligations under Paragraphs 7(b), 7(c) or 7(d), in addition to any damages or other relief otherwise available to the Company, the Executive shall be obligated to reimburse the Company for any payments previously received from the Company. In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of Paragraph 7 hereof.

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                  (f) For the purposes of this Agreement, the period of
restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

                  (g) The Executive acknowledges that any violation by him of the provisions of this Paragraph 7 would cause serious and irreparable damage to the Company. He further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of this Paragraph, the Company may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

8.       MISCELLANEOUS

                  (a) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

                  (b) Entire Agreement. Upon the Effective Date, this Agreement and the Employment Agreement between the Executive and the Company, entered into simultaneously herewith, shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company with the express approval of the Compensation Committee.

                  (c) Knowing and Voluntary Agreement. The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

                  (d) Deductions and Withholding. The Company shall be entitled to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

                  (e) Headings. Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

                  (f) Notice. Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

                  If to the Company:


                  MasterCard International Incorporated
                  2000 Purchase Street
                  Purchase, New York 10577



                  Attention: General Counsel


                  If to the Executive:


                  Robert W. Selander


Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts; each of which shall constitute an original but all of which together shall constitute one and the same instrument.

                  (h) Binding Agreement. This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company's obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  (i) No Duplication of Payments or Benefits. Notwithstanding anything contained herein to the contrary, the Executive shall not be entitled to receive any duplicative payment or benefit hereunder, with respect to any payment or benefit received during the Additional Pay

Period or Recalculated Additional Pay Period provided under the Executive's Employment Agreement with the Company. Any payment or benefit to which the Executive may become entitled hereunder with respect to the Change-in-Control Payment Period or the Recalculated Change-in-Control Payment Period, as applicable, shall take into account any payments or benefits already received by or provided to the Executive during the Additional Pay Period or Recalculated Additional Pay Period under the Executive's Employment Agreement with the Company, such that the Executive does not receive the same payment or benefit (or any portion thereof) twice, but instead shall receive under both this Agreement and the Employment Agreement combined, only the equivalent of the full payment or benefit to which he is then entitled under the operative agreement. This Paragraph 8(i) shall not affect any accelerated vesting to which the Executive has or may become entitled under this Agreement or the Executive's Employment Agreement.

                  (j) Authority to Enter Into this Agreement. The Company represents and warrants that Michael Michl has been authorized to enter this Agreement on its behalf by the Compensation Committee of the Board of Directors, acting for, and on behalf of the Board of Directors.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                             MASTERCARD INTERNATIONAL
                                             INCORPORATED



                                             By /s/ Michael Michl
                                                -------------------------------
                                                Michael Michl
                                                Executive Vice President,
                                                Central Resources



ACCEPTED AND AGREED TO
As of the date first written above



By: /s/ Robert W. Selander
    -----------------------------
    Robert W. Selander

                              AGREEMENT AND RELEASE

TO:      MasterCard International Incorporated

         1. I acknowledge that my [full-time] employment terminated effective [date]. The terms and conditions governing the termination of my [full-time] employment are provided by my Employment Agreement with MasterCard International Incorporated ("MasterCard"), dated as of_____ ,2001 ("Employment Agreement"), my Change in Control Agreement with MasterCard, dated as of _____ ,200l ("CIC Agreement") and this Agreement and Release, which together constitute our Agreement (collectively, the "Agreements"). I further acknowledge that the payments and benefits provided under the Agreements relating to the period following the termination of my [full-time] employment are conditioned upon my execution of this Agreement and Release. I further acknowledge that the Agreements provide for payments and benefits which exceed and are in lieu of any other payments and benefits to which I might otherwise be entitled in the absence of my execution of this Agreement and Release.

         2. Waiver and Release: Except as otherwise provided in the Employment Agreement and the CIC Agreement, I agree to and do waive any claims I may have for employment by MasterCard. I further agree to and do release and forever discharge MasterCard, its members, subsidiaries, affiliates and their respective current and former officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment by MasterCard or the termination thereof, including, but not limited to wrongful discharge, breach of contract, tort, fraud, Civil Rights Laws, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other federal, state or local law relating to employment, discrimination in employment, termination of employment or otherwise, up to and including the date I execute this Agreement and Release.

         3. Agreement Not to Sue: Except as otherwise prohibited by law, I agree not to sue or commence any proceeding or participate voluntarily in any action, suit, proceeding, arbitration or mediation against MasterCard and/or its current or former employees, directors and agents, with respect to any act, occurrence, event, or any alleged failure to act, relating to my employment and occurring up to and including the date of this Agreement and Release.

         4. Exclusions from this Agreement and Release: This Agreement and Release excludes my right to enforce the terms of the Employment Agreement or the CIC Agreement insofar as they relate to MasterCard's obligations to me, which survive the termination of my [full-time] employment, nor does it include any rights I may have under MasterCard's employee benefit plans as determined by the terms of the relevant plan documents, other than the Severance Plan and except as may otherwise be expressly provided in the Employment Agreement or the CIC Agreement. Further, this Agreement and Release excludes any claims I may have for: (i) indemnity as provided in the Employment Agreement; and (ii) coverage under any MasterCard Directors and Officers liability insurance policy.

         5. Return of Property: No later than [insert termination day], I agree to relinquish all MasterCard property in my possession or under my control, including, but not limited to,

MasterCard equipment, files, keys, personal computers, cellular phones and business, credit and access cards. I further agree to submit all expense reports and settle my outstanding accounts with MasterCard before I may receive any payments or other benefits pursuant to the Agreements. I acknowledge that MasterCard will not accept expense reports submitted more than twenty (20) days after the effective date of the termination of my [full-time] employment. I further acknowledge that MasterCard will review timely submitted expense reports and pay only those ordinary and necessary business expenses in accordance with its then current business expense reimbursement policy.

         6. No Disparagement: I agree that I will not now or at any time in the future, make any communications, whether oral or written, which negatively reflect upon, or disparage in any way, or induce or encourage others to disparage in any way, MasterCard, its services, its products, or any of its members or current or former directors, officers, employees or agents.

         7. Transition of My Responsibilities: I agree to cooperate fully, completely and to the extent reasonably required by MasterCard in order to assure transition of files and pending matters that are or will be assigned to other staff. To the extent not inconsistent with my employment or other business activities, this includes, but is not limited to, assisting and advising MasterCard from time to time with respect to matters in which I was involved and had knowledge as MasterCard's Chief Executive Officer. Further, I agree to provide testimony and/or information related to any claims, lawsuits or investigations by or against MasterCard and to make myself available for that purpose.

         8. Right to Terminate and Recover Payments and Other Benefits: Except as otherwise prohibited by law, with respect to the release of claims under the Age Discrimination in Employment Act, I acknowledge and agree that MasterCard's obligation to make or provide, or continue making or providing payments and benefits under the Agreements relating to the period following the termination of my [full-time] employment is expressly conditioned upon my compliance with all of my obligations provided under this Agreement and Release. Should I violate any of the terms of this Agreement and Release, MasterCard will be entitled to discontinue all payments and benefits provided under the Agreements. In the event of a judicial determination that I have breached my obligations under this Agreement and Release, MasterCard shall have the further right to recover all sums it may have paid pursuant to the Agreements relating to the period following the termination of my [full-time] employment. In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of this paragraph 8. The foregoing shall not limit MasterCard's rights under the Agreements in the event of a breach of any of the Agreements by the Executive.

         9. Terms Governing The Agreements: I acknowledge that the Agreements set forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to my employment by MasterCard or the termination thereof. The Agreements may not be modified except by a writing, signed by me and by MasterCard. The Agreements shall be binding upon my heirs and personal representatives, and the successors and assigns of MasterCard. This Agreement and Release shall be governed and construed in accordance with the laws of the State of New York, without regard to its choice of law rules.

         10. Severability: The invalidity or unenforceability of any particular provisions of this Agreement and Release shall not affect the other provisions hereof, and this Agreement and Release shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         11. Waiver: I understand that the waiver by MasterCard of my breach of any provision of this Agreement and Release shall not operate or be construed as a waiver of any subsequent breach by me. The waiver by me of a breach of any provision of this Agreement and Release by MasterCard shall not operate or be construed as a waiver of any subsequent breach by MasterCard.

         12. No Admission of Wrongdoing: I acknowledge that by making this offer, MasterCard does not admit any failure of performance, wrongdoing or violation of law.

         13. Acknowledgment of Voluntary Execution: I have been informed that I may take up to 21 days from today to consider this Agreement and Release. I have also been informed that I may revoke this Agreement and Release after signing it, but only by delivering a signed revocation notice to ______________ within seven (7) days of my signing and returning this Agreement and Release. I acknowledge that before executing this Agreement and Release, I have had the opportunity to consult with any attorney or other advisor of my choice, and I have been advised to do so if I choose. I further acknowledge that I have signed this Agreement and Release of my own free will, and that no promises or representations have been made to me by any person to induce me to sign this Agreement and Release other than the express terms set forth in the Agreements. I further acknowledge that I have read the Agreements and understand all of the terms outlined therein, including the waiver and release of claims set forth in paragraph 2 above.

Accepted and Agreed:



--------------------------------
Robert W. Selander



Dated:
      --------------------------